Exhibit 99.1

News Release
For Release July 19, 2023
9:00 A.M.

Contact: (803) 951- 2265
D. Shawn Jordan, EVP & Chief Financial Officer or
Robin D. Brown, EVP & Chief Marketing Officer

First Community Corporation Announces Second Quarter Results and Cash Dividend

Highlights for Second Quarter of 2023

•	Net income of $3.327 million during the quarter, an increase of 6.3% year-over-year.
•	Pretax pre-provision earnings of $4.433 million during the quarter, an increase of 14.5% year-over-year.
•	Diluted EPS of $0.43 per common share for the quarter and $0.89 year-to-date through June 30, 2023.
•	Total loans increased during the second quarter by $39.4 million, an annualized growth rate of 15.9% on a linked quarter basis.
•	Total deposits of $1.42 billion, flat on a linked quarter basis.
•	Investment advisory line of business Assets Under Management (AUM) reached a record of $675.4 million at June 30, 2023.
•	Key credit quality metrics were excellent with net loan recoveries, excluding overdrafts, of $14 thousand; non-performing assets ratio of 0.06%, and past due loan ratio of 0.05%.
•	Cash dividend of $0.14 per common share, which is the 86th consecutive quarter of cash dividends paid to common shareholders.

Lexington, SC – July 19, 2023 Today, First Community Corporation (Nasdaq: FCCO), the holding company for First Community Bank, reported net income for the second quarter of 2023 of $3.327 million as compared to $3.130 million in the second quarter of 2022 and $3.463 million in the first quarter of 2023. Diluted earnings per common share were $0.43 for the second quarter of 2023 as compared to $0.41 for the second quarter of 2022 and $0.45 in the first quarter of 2023. Pre-tax pre-provision earnings during the second quarter of 2023 were $4.433 million. This compares to pre-tax pre-provision earnings of $3.872 million for second quarter of 2022 and $4.496 million for the first quarter of 2023.

Year-to-date through June 30, 2023, net income was $6.790 million compared to $6.619 million during the first six months of 2022. Diluted earnings per share for the first half of 2023 were $0.89, compared to $0.87 during the same time period in 2022. Pre-tax pre-provision earnings through June 30, 2023 were $8.929 million. This compares to pre-tax pre-provision earnings of $8.025 million for the same period in 2022, an increase of 11.3%.

During the second quarter of 2023, the company benefitted from $226 thousand in non-recurring income from the gain on sale of Other Real Estate Owned ($105 thousand), a Bank Owned Life Insurance policy claim ($93 thousand) and a gain on insurance proceeds ($28 thousand).

Cash Dividend and Capital

The Board of Directors approved a cash dividend for the second quarter of 2023. The company will pay a $0.14 per share dividend to holders of the company’s common stock. This dividend is payable August 15, 2023 to shareholders of record as of August 1, 2023. First Community President and CEO Mike Crapps commented, “Our entire board is pleased that our performance enables the company to continue its cash dividend for the 86th consecutive quarter.”

As previously announced, the Company’s Board of Directors has approved a share repurchase plan that provides for the repurchase of up to 375,000 shares of its common stock, which represents approximately 5% of the Company’s 7,593,759 shares outstanding as of June 30, 2023. Under the repurchase plan, the Company may repurchase shares from time to time. No shares have been repurchased under this plan.

Each of the regulatory capital ratios for the bank exceed the well capitalized minimum levels currently required by regulatory statute. At June 30, 2023, the bank’s regulatory capital ratios (Leverage, Tier I Risk Based and Total Risk Based) were 8.63%, 13.29%, and 14.35%, respectively. This compares to the same ratios as of June 30, 2022 of 8.34%, 13.47%, and 14.57%, respectively. As of June 30, 2023, the bank’s Common Equity Tier I ratio was 13.29% compared to 13.47% at June 30, 2022. The Company’s Tangible Common Equity to Tangible Assets ratio (TCE ratio) was 6.31% at June 30, 2023, compared to 6.29% at March 31, 2023 and 6.12% at June 30, 2022. The TCE ratio, excluding the Accumulated Other Comprehensive Loss (AOCL), was 7.99% at June 30, 2023, compared to 7.87% as of March 31, 2023 and 7.59% at June 30, 2022.

Tangible Book Value (TBV) per share increased during the quarter to $14.33 per share at June 30, 2023, from $14.26 per share as of March 31, 2023 and $13.50 as of June 30, 2022. Excluding AOCL, TBV per share increased in the quarter to $18.48 per share at June 30, 2023 from $18.15 per share as of March 31, 2023 and $17.00 at June 30, 2022.

Loan Portfolio Quality/Allowance for Loan Losses

The company’s asset quality metrics as of June 30, 2023 were excellent. The non-performing assets ratio as of June 30, 2023 was 0.06% and the total past dues ratio was 0.05%. Non-accrual loans were $83 thousand, which is 0.01% of total loans, at June 30, 2023. This is down from $4.4 million at June 30, 2022 and $4.1 million at March 31, 2023. This substantial decrease in non-accrual loan balances is the result of one large loan relationship which was resolved during the quarter. This resolution occurred through the foreclosure process followed by the timely sale of the real estate at a gain to the bank of $105 thousand. Net loan recoveries, excluding overdrafts, for the quarter were $14 thousand and year-to-date through June 30, 2023 were $29 thousand. The ratio of classified loans plus OREO now stands at 1.38% of total bank regulatory risk-based capital as of June 30, 2023.

As a community bank focused on local businesses, professionals, organizations, and individuals, the bank has no individual or industry concentrations. In order to provide additional clarity to our commercial real estate exposure, the information below includes only non-owner occupied loans.

Collateral	Outstanding	% of Loan Portfolio	Average Loan Size	Weighted Avg LTV of Top 10 Loans
Retail	$85,848,708	8.3%	$1,073,109	57%
Warehouse & Industrial	$70,880,100	6.9%	$793,237	60%
Office	$64,644,211	6.3%	$695,099	62%
Hotel	$53,605,788	5.2%	$2,978,099	66%

There has been much discussion in our industry about the office space sector of commercial real estate. There are certainly unresolved questions regarding employees return to work and potential large office building vacancy rates. It is worth noting that in our office exposure noted above, there are only four loans where the collateral is an office building in excess of 50,000 square feet of rentable space. These four represent $10.5 million in loan outstandings and have a weighted average loan-to-value of 37%.

Balance Sheet

Total loans increased during the second quarter by $39.4 million, which is an annualized growth rate of 15.9%. Commercial loan production was $46.4 million during the second quarter compared to $25.7 million in the first quarter of 2023. Advances from unfunded commercial construction loans available for draws was $30.8 million during the second quarter of 2023 which contributed nicely to our growth. This compares to $20.9 million in the first quarter of 2023. Loan payoffs and paydowns were relatively stable on a linked quarter basis and were down over 55% compared to the second quarter of 2022.

Total deposits were $1.42 billion at June 30, 2023 which is flat on a linked quarter basis. Pure deposits, which are defined as total deposits less certificates of deposits, decreased $12.5 million during the second quarter of 2023, ending at $1.3 billion at June 30, 2023. Non-interest bearing accounts decreased $11.8 million during the quarter and at June 30, 2023 represented 31.5% of total deposits. This compares to 32.3% as of March 31, 2023. The bank had no brokered deposits and no listing services deposits at June 30, 2023. Securities sold under agreements to repurchase, which are related to customer cash management accounts or business sweep accounts, were $72.1 million at June 30, 2023. Costs of deposits increased on a linked quarter basis to 0.97% in the second quarter of 2023 from 0.58% in the first quarter of 2023. Cost of funds also increased on a linked quarter basis to 1.34% in the second quarter of 2023 from 0.92% in the first quarter of 2023. The cumulative cycle deposit beta for cost of deposits is 19.8% and for cost of funds is 26.6%. Mr. Crapps commented, “A strength of our bank has been and continues to be the value of our deposit franchise. In the second quarter of 2023, we continued to experience pressure on interest rates for interest bearing deposits as a result of the rapidly rising rate environment, and thus we saw increases in our cost of deposits and cost of funds. Notably, while there has been some modest change in the mix, our deposits were stable on a linked quarter.”

As of June 30, 2023, the bank had uninsured deposits of $422.4 million, or 29.7%, of total bank deposits. Of those uninsured deposits, $82.4 million, or 5.80%, of total bank deposits were deposits of states or political subdivisions in the U.S. which are secured or collateralized. Total uninsured deposits, excluding these deposits that are secured or collateralized, were $340.0 million, or 23.9%, of total deposits at June 30, 2023. The average balance of all customer deposit accounts as of June, 2023 was $28,049. The average balance for consumer accounts was $15,425 and for non-consumer accounts was $61,796. All of the above points to the granularity and the quality of the bank’s deposit franchise.

The bank has other short-term investments, primarily interest bearing cash at the Federal Reserve Bank, of $28.7 million at June 30, 2023 compared to $60.6 million at March 31, 2023. Further, the bank has additional sources of liquidity in the form of federal funds purchased lines of credit in the total amount of $85.0 million with four financial institutions and $10.0 million through the Federal Reserve Discount Window. This includes a new line of credit of $20 million with an additional financial institution that was added during the second quarter of 2023. There were no borrowings against the above lines of credit as of June 30, 2023.

The bank also has substantial borrowing capacity at the Federal Home Loan Bank (FHLB) of Atlanta with an approved line of credit of up to 25% of assets. As of June 30, 2023, the bank had FHLB advances of $95.0 million. Therefore, having remaining credit availability under this facility in excess of $338.8 million, subject to collateral requirements.

Combined, the company has total remaining credit availability in excess of $433.8 million as compared to uninsured deposits of $340.0 million as noted above.

The investment portfolio was $555.9 million at June 30, 2023 compared to $565.4 million at March 31, 2023. The yield increased to 3.27% during the second quarter of 2023 as compared to 3.18% in the first quarter of 2023. The modified duration of the Available-For-Sale portfolio is relatively low at 3.38. AOCL increased to $31.5 million at June 30, 2023 from $29.5 million at March 31, 2023 due to an increase in market interest rates.

Mr. Crapps commented, “We are extremely excited about the success in the growth of our loan portfolio during the second quarter. This is reflective of the hard work of our team and the high quality of our customers and markets. Additionally, our successful deposit franchise continues to be a strength for our company as demonstrated by the stability of our deposit base during the second quarter.”

Revenue

Net Interest Income/Net Interest Margin

Net interest income was $12.1 million for the second quarter of 2023 compared to first quarter net interest income of $12.4 million and $11.1 million for the second quarter of 2022. Second quarter net interest margin, on a tax equivalent basis, was 3.02% compared to 3.19% in the first quarter of the year. The contraction in net interest margin was expected as the increased cost of deposits and cost of funds outpaced the improvement in our average earning asset yield. It is notable that the 17 basis point contraction this quarter compares favorably to the 23 basis points contraction in the first quarter of 2023.

Effective May 5, 2023, we entered into a pay-fixed/receive-floating interest rate swap (the “Pay-Fixed Swap Agreement”) for a notional amount of $150.0 million that was designated as a fair value hedge to hedge the risk of changes in the fair value of the fixed rate loans included in the closed loan portfolio. This fair value hedge converts the hedged loans from a fixed rate to a synthetic floating SOFR rate. The Pay-Fixed Swap Agreement will mature on May 5, 2026 and we will pay a fixed coupon rate of 3.58% while receiving the overnight SOFR rate. This interest rate swap positively impacted interest on loans by $336 thousand during the quarter. Loan yields and net interest margin both benefitted during the second quarter with an increase of 14 basis points and 8 basis points, respectively.

Non-Interest Income

Non-interest income in the second quarter of 2023 was $3.1 million, compared to $2.6 million in the first quarter of 2023 and $3.0 million in the second quarter of 2022. As noted above, during the second quarter of 2023, the company benefitted from $226 thousand in non-recurring income from the gain on sale of Other Real Estate Owned ($105 thousand), a Bank Owned Life Insurance policy claim ($93 thousand) and a gain on insurance proceeds ($28 thousand).

Total production in the mortgage line of business in the second quarter of 2023 was $32.3 million which was comprised of $12.9 million in secondary market loans, $5.7 million in adjustable rate mortgages (ARMs) and $13.7 million in construction loans. Fee revenue associated with the secondary market loans was $371 thousand in the second quarter of 2023 with a gain-on-sale margin of 2.87%. This compares to production year-over-year of $25.8 million which was comprised of $16.0 million in secondary market loans, $5.0 million in ARMs, and $4.8 million in construction loans. Fee revenue associated with the secondary market loans in the second quarter of 2022 was $481 thousand with a gain-on-sale margin of 3.01%. Mr. Crapps noted, “The bank continues to have success with emphasis on its adjustable rate mortgage and construction loan products. As these loans are being held on our balance sheet, the immediate result is less gain-on-sale revenue, but additional loan growth and interest income. Additionally, this is building a pipeline for future gain-on-sale revenue when the interest rate environment changes.”

Total assets under management (AUM) in the investment advisory line of business were $675.4 million at June 30, 2023 from $621.7 million at March 31, 2023 and $558.8 million at December 31, 2022. This record in AUM is driven by a combination of net new asset growth and market appreciation. Revenue in this line of business was $1.1 million in the second quarter of 2023, basically flat on a linked quarter and compared to $1.2 million in the second quarter of 2022.

Non-Interest Expense

Non-interest expense was $10.8 million in the second quarter of 2023 an increase of $319 thousand over the first quarter of the year. Salaries and benefits expense increased $177 thousand on a linked quarter due to higher variable compensation expenses in the mortgage line of business and the full quarter impact of annual increases for exempt employees which were effective on March 1, 2023. During the second quarter of 2023, the company benefited from a recovery in Other Real Estate expenses of $30 thousand compared to a recovery of $133 thousand in the first quarter of the year. The recoveries in both quarters are related to the previously discussed loan resolution.

First Community Corporation stock trades on The NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the Midlands of South Carolina. First Community Bank is a full-service commercial bank offering deposit and loan products and services, residential mortgage lending and financial planning/investment advisory services for businesses and consumers. First Community serves customers in the Midlands, Aiken, Upstate and Piedmont Regions of South Carolina as well as Augusta, Georgia. For more information, visit www.firstcommunitysc.com.

FORWARD-LOOKING STATEMENTS

This news release and certain statements by our management may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans, goals, projections and expectations, and are thus prospective. Forward looking statements can be identified by words such as “anticipate”, “expects”, “intends”, “believes”, “may”, “likely”, “will”, “plans” or other statements that indicate future periods. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors, include, among others, the following: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental, or legislative action; (5) adverse conditions in the stock market, the public debt markets and other capital markets (including changes in interest rate conditions) could continue to have a negative impact on the company; (6) changes in interest rates, which may affect our deposit and funding costs, net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of our assets, including our investment securities; (7) technology and cybersecurity risks, including potential business disruptions, reputational risks, and financial losses, associated with potential attacks on or failures by our computer systems and computer systems of our vendors and other third parties; (8) elevated inflation which causes adverse risk to the overall economy, and could indirectly pose challenges to our customers and to our business; (9) FDIC assessment which has increased and may continue to increase our cost of doing business; (10) the adverse effects of events beyond our control that may have a destabilizing effect on financial markets and the economy, such as epidemics and pandemics, war or terrorist activities, essential utility outages, deterioration in the global economy, instability in the credit markets, disruptions in our customers’ supply chains or disruption in transportation; and (11) risks, uncertainties and other factors disclosed in our most recent Annual Report on Form 10-K filed with the SEC, or in any of our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the SEC since the end of the fiscal year covered by our most recently filed Annual Report on Form 10-K, which are available at the SEC’s Internet site (http://www.sec.gov).

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. We can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

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FIRST COMMUNITY CORPORATION
BALANCE SHEET DATA
(Dollars in thousands, except per share data)

	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
	2023	2023	2022	2022	2022
Total Assets	$1,740,982	$1,735,398	$1,672,946	$1,651,829	$1,684,824
Other Short-term Investments and CD’s1	28,710	60,597	12,937	17,244	76,918
Investment Securities
Investments Held-to-Maturity	221,430	223,137	228,701	233,301	233,730
Investments Available-for-Sale	328,239	336,457	331,862	338,350	337,254
Other Investments at Cost	6,208	5,768	4,191	1,929	1,929
Total Investment Securities	555,877	565,362	564,754	573,580	572,913
Loans Held-for-Sale	4,195	1,312	1,779	1,758	4,533
Loans
Paycheck Protection Program (PPP) Loans	179	200	219	238	250
Non-PPP Loans	1,031,986	992,520	980,638	949,972	916,082
Total Loans	1,032,165	992,720	980,857	950,210	916,332
Allowance for Credit Losses - Investments	37	42	—	—	—
Allowance for Credit Losses - Loans	11,554	11,420	11,336	11,315	11,220
Allowance for Credit Losses - Unfunded Commitments	429	382	—	—	—
Goodwill	14,637	14,637	14,637	14,637	14,637
Other Intangibles	683	722	761	801	840
Total Deposits	1,420,753	1,420,157	1,385,382	1,436,256	1,468,975
Securities Sold Under Agreements to Repurchase	72,103	76,975	68,743	73,659	71,800
Federal Funds Purchased	—	—	22,000	—	—
Federal Home Loan Bank Advances	95,000	85,000	50,000	—	—
Junior Subordinated Debt	14,964	14,964	14,964	14,964	14,964
Shareholders’ Equity	124,148	123,581	118,361	114,145	117,592

Book Value Per Common Share	$16.35	$16.29	$15.62	$15.07	$15.54
Tangible Book Value Per Common Share	$14.33	$14.26	$13.59	$13.03	$13.50
Tangible Book Value Per Common Share excluding Accumulated Other Comprehensive Income (Loss)	$18.48	$18.15	$17.86	$17.43	$17.00
Equity to Assets	7.13%	7.12%	7.08%	6.91%	6.98%
Tangible Common Equity to Tangible Assets (TCE Ratio)	6.31%	6.29%	6.21%	6.03%	6.12%
TCE Ratio excluding Accumulated Other Comprehensive Income (Loss)	7.99%	7.87%	8.01%	7.90%	7.59%
Loan to Deposit Ratio (Includes Loans Held-for-Sale)	72.94%	69.99%	70.93%	66.28%	62.69%
Loan to Deposit Ratio (Excludes Loans Held-for-Sale)	72.65%	69.90%	70.80%	66.16%	62.38%
Allowance for Credit Losses - Loans/Loans	1.12%	1.15%	1.16%	1.19%	1.22%

Regulatory Capital Ratios (Bank):
Leverage Ratio	8.63%	8.68%	8.63%	8.53%	8.34%
Tier 1 Capital Ratio	13.29%	13.55%	13.49%	13.42%	13.47%
Total Capital Ratio	14.35%	14.63%	14.54%	14.49%	14.57%
Common Equity Tier 1 Capital Ratio	13.29%	13.55%	13.49%	13.42%	13.47%
Tier 1 Regulatory Capital	$150,414	$147,877	$145,578	$142,305	$137,910
Total Regulatory Capital	$162,434	$159,721	$156,914	$153,620	$149,130
Common Equity Tier 1 Capital	$150,414	$147,877	$145,578	$142,305	$137,910

1 Includes federal funds sold and interest-bearing deposits

FIRST COMMUNITY CORPORATION
BALANCE SHEET DATA
(Dollars in thousands, except per share data)

Average Balances:	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022

Average Total Assets	$1,737,044	$1,643,908	$1,716,463	$1,633,146
Average Loans (Includes Loans Held-for-Sale)	1,017,215	896,619	1,001,942	886,540
Average Investment Securities	562,629	560,417	563,866	566,092
Average Short-term Investments and CDs[1]	42,576	72,816	36,391	70,020
Average Earning Assets	1,622,420	1,529,852	1,602,199	1,522,652
Average Deposits	1,409,131	1,427,975	1,395,495	1,401,540
Average Other Borrowings	189,409	87,084	184,496	92,272
Average Shareholders’ Equity	124,179	116,067	122,129	126,598

Asset Quality:	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
	2023	2023	2022	2022	2022
Loan Risk Rating by Category (End of Period)
Special Mention	$565	$646	$557	$596	$684
Substandard	1,312	5,306	6,082	6,539	6,710
Doubtful	—	—	—	—	—
Pass	1,030,288	986,768	974,218	943,075	908,938
Total Loans	$1,032,165	$992,720	$980,857	$950,210	$916,332
Nonperforming Assets
Non-accrual Loans	$82	$4,126	$4,895	$4,875	$4,351
Other Real Estate Owned and Repossessed Assets	927	934	934	984	984
Accruing Loans Past Due 90 Days or More	1	—	2	30	—
Total Nonperforming Assets	$1,010	$5,060	$5,831	$5,889	$5,335
Accruing Trouble Debt Restructurings	$84	$86	$88	$91	$125

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022
Loans Charged-off	$1	$2	$3	$3
Overdrafts Charged-off	26	16	33	30
Loan Recoveries	(15)	(244)	(32)	(264)
Overdraft Recoveries	(2)	(1)	(9)	(5)
Net Charge-offs (Recoveries)	$10	$(227)	$(5)	$(236)
Net Charge-offs / (Recoveries) to Average Loans[2]	0.00%	(0.10%)	(0.00%)	(0.05%)

[2] Annualized

FIRST COMMUNITY CORPORATION
INCOME STATEMENT DATA
(Dollars in thousands, except per share data)

	Three months ended		Three months ended		Six months ended
	June 30,		March 31,		June 30,
	2023	2022	2023	2022	2023	2022

Interest income	$17,497	$11,513	$15,890	$11,195	$33,387	$22,708
Interest expense	5,360	462	3,533	462	8,893	924
Net interest income	12,137	11,051	12,357	10,733	24,494	21,784
Provision for (release of) credit losses	186	(70)	70	(125)	256	(195)
Net interest income after provision for (release of) credit losses	11,951	11,121	12,287	10,858	24,238	21,979
Non-interest income
Deposit service charges	220	262	232	265	452	527
Mortgage banking income	371	481	155	839	526	1,320
Investment advisory fees and non-deposit commissions	1,081	1,195	1,067	1,198	2,148	2,393
Gain (loss) on sale of other assets	105	(45)	—	—	105	(45)
Other non-recurring income	121	5	—	4	121	9
Other	1,153	1,111	1,121	1,068	2,274	2,179
Total non-interest income	3,051	3,009	2,575	3,374	5,626	6,383
Non-interest expense
Salaries and employee benefits	6,508	6,175	6,331	6,119	12,839	12,294
Occupancy	813	786	830	705	1,643	1,491
Equipment	377	329	336	332	713	661
Marketing and public relations	370	446	346	361	716	807
FDIC assessment	221	105	182	130	403	235
Other real estate expenses	(30)	29	(133)	47	(163)	76
Amortization of intangibles	40	40	39	39	79	79
Other	2,456	2,278	2,505	2,221	4,961	4,499
Total non-interest expense	10,755	10,188	10,436	9,954	21,191	20,142
Income before taxes	4,247	3,942	4,426	4,278	8,673	8,220
Income tax expense	920	812	963	789	1,883	1,601
Net income	$3,327	$3,130	$3,463	$3,489	$6,790	$6,619

Per share data
Net income, basic	$0.44	$0.42	$0.46	$0.46	$0.90	$0.88
Net income, diluted	$0.43	$0.41	$0.45	$0.46	$0.89	$0.87

Average number of shares outstanding - basic	7,564,928	7,526,284	7,555,080	7,518,375	7,559,691	7,522,034
Average number of shares outstanding - diluted	7,654,817	7,607,349	7,644,440	7,594,840	7,648,595	7,605,381
Shares outstanding period end	7,593,759	7,566,633	7,587,763	7,559,760	7,593,759	7,566,633

Return on average assets	0.77%	0.76%	0.83%	0.87%	0.80%	0.82%
Return on average common equity	10.75%	10.82%	11.70%	10.31%	11.21%	10.54%
Return on average tangible common equity	12.26%	12.48%	13.42%	11.63%	12.82%	12.02%
Net interest margin (non taxable equivalent)	3.00%	2.90%	3.17%	2.87%	3.08%	2.89%
Net interest margin (taxable equivalent)	3.02%	2.93%	3.19%	2.91%	3.10%	2.92%
Efficiency ratio[1]	71.52%	71.60%	69.43%	69.93%	70.47%	70.77%

1 Calculated by dividing non-interest expense by net interest income on tax equivalent basis and non interest income, excluding gain on sale of other assets and other non-recurring noninterest income.

FIRST COMMUNITY CORPORATION
Yields on Average Earning Assets and
Rates on Average Interest-Bearing Liabilities

	Three months ended June 30, 2023			Three months ended June 30, 2022
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans
PPP loans	$190	$1	2.11%	$256	$1	1.57%
Non-PPP loans	1,017,025	12,314	4.86%	896,363	9,303	4.16%
Total loans	1,017,215	12,315	4.86%	896,619	9,304	4.16%
Non-taxable securities	50,729	368	2.91%	52,064	375	2.89%
Taxable securities	511,900	4,223	3.31%	508,353	1,674	1.32%
Int bearing deposits in other banks	42,576	591	5.57%	72,813	160	0.88%
Fed funds sold	—	—	NA	3	—	0.00%
Total earning assets	1,622,420	17,497	4.33%	1,529,852	11,513	3.02%
Cash and due from banks	25,490			28,379
Premises and equipment	31,320			32,442
Goodwill and other intangibles	15,339			15,496
Other assets	54,074			48,950
Allowance for credit losses - investments	(42)			—
Allowance for credit losses - loans	(11,557)			(11,211)
Total assets	$1,737,044			$1,643,908

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$313,627	$374	0.48%	$342,289	$45	0.05%
Money market accounts	359,274	2,230	2.49%	313,141	117	0.15%
Savings deposits	133,823	60	0.18%	154,687	22	0.06%
Time deposits	149,899	728	1.95%	151,549	125	0.33%
Fed funds purchased	181	2	4.43%	—	—	NA
Securities sold under agreements to repurchase	70,582	363	2.06%	72,120	22	0.12%
FHLB Advances	103,682	1,310	5.07%	—	—	NA
Other long-term debt	14,964	293	7.85%	14,964	131	3.51%
Total interest-bearing liabilities	1,146,032	5,360	1.88%	1,048,750	462	0.18%
Demand deposits	452,508			466,309
Allowance for credit losses - unfunded commitments	382			—
Other liabilities	13,943			12,782
Shareholders’ equity	124,179			116,067
Total liabilities and shareholders’ equity	$1,737,044			$1,643,908

Cost of deposits, including demand deposits			0.97%			0.09%
Cost of funds, including demand deposits			1.34%			0.12%
Net interest spread			2.45%			2.84%
Net interest income/margin		$12,137	3.00%		$11,051	2.90%
Net interest income/margin (tax equivalent)		$12,213	3.02%		$11,180	2.93%

FIRST COMMUNITY CORPORATION
Yields on Average Earning Assets and
Rates on Average Interest-Bearing Liabilities

	Six months ended June 30, 2023			Six months ended June 30, 2022
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans
PPP loans	$200	$2	2.02%	$432	$46	21.47%
Non-PPP loans	1,001,742	23,471	4.72%	886,108	18,261	4.16%
Total loans	1,001,942	23,473	4.72%	886,540	18,307	4.16%
Non-taxable securities	51,143	743	2.93%	52,352	755	2.91%
Taxable securities	512,723	8,284	3.26%	513,740	3,453	1.36%
Int bearing deposits in other banks	36,328	886	4.92%	70,011	193	0.56%
Fed funds sold	63	1	3.20%	9	—	0.00%
Total earning assets	1,602,199	33,387	4.20%	1,522,652	22,708	3.01%
Cash and due from banks	25,749			28,444
Premises and equipment	31,347			32,581
Goodwill and other intangibles	15,358			15,516
Other assets	53,317			45,171
Allowance for credit losses - investments	(43)			—
Allowance for credit losses - loans	(11,464)			(11,218)
Total assets	$1,716,463			$1,633,146

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$317,039	$596	0.38%	$337,059	$90	0.05%
Money market accounts	335,460	3,559	2.14%	304,387	228	0.15%
Savings deposits	143,353	120	0.17%	150,039	42	0.06%
Time deposits	144,096	1,110	1.55%	152,213	282	0.37%
Fed funds purchased	1,411	33	4.72%	—	—	NA
Securities sold under agreements to repurchase	78,485	719	1.85%	77,308	47	0.12%
FHLB Advances	89,636	2,192	4.93%	—	—	NA
Other long-term debt	14,964	564	7.60%	14,964	235	3.17%
Total interest-bearing liabilities	1,124,444	8,893	1.59%	1,035,970	924	0.18%
Demand deposits	455,547			457,842
Allowance for credit losses - unfunded commitments	390			—
Other liabilities	13,953			12,736
Shareholders’ equity	122,129			126,598
Total liabilities and shareholders’ equity	$1,716,463			$1,633,146

Cost of deposits, including demand deposits			0.78%			0.09%
Cost of funds, including demand deposits			1.14%			0.12%
Net interest spread			2.61%			2.83%
Net interest income/margin		$24,494	3.08%		$21,784	2.89%
Net interest income/margin (tax equivalent)		$24,669	3.10%		$22,044	2.92%

The tables below provide a reconciliation of non-GAAP measures to GAAP for the periods indicated:

	June 30,	March 31,	December 31,	September 30,	June 30,
Tangible book value per common share	2023	2023	2022	2022	2022
Tangible common equity per common share (non-GAAP)	$14.33	$14.26	$13.59	$13.03	$13.50
Effect to adjust for intangible assets	2.02	2.03	2.03	2.04	2.04
Book value per common share (GAAP)	$16.35	$16.29	$15.62	$15.07	$15.54
Tangible common shareholders’ equity to tangible assets
Tangible common equity to tangible assets (non-GAAP)	6.31%	6.29%	6.21%	6.03%	6.12%
Effect to adjust for intangible assets	0.82%	0.83%	0.87%	0.88%	0.86%
Common equity to assets (GAAP)	7.13%	7.12%	7.08%	6.91%	6.98%

Tangible book value per common share excluding accumulated other comprehensive loss	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Tangible common equity per common share excluding accumulated other comprehensive loss (non-GAAP)	$18.48	$18.15	$17.86	$17.43	$17.00
Effect to adjust for intangible assets and accumulated other comprehensive loss	(2.13)	(1.86)	(2.24)	(2.36)	(1.46)
Book value per common share (GAAP)	$16.35	$16.29	$15.62	$15.07	$15.54
Tangible common shareholders’ equity to tangible assets excluding accumulated other comprehensive loss
Tangible common equity to tangible assets excluding accumulated other comprehensive loss (non-GAAP)	7.99%	7.87%	8.01%	7.90%	7.59%
Effect to adjust for intangible assets and accumulated other comprehensive loss	(0.86)%	(0.75)%	(0.93)%	(0.99)%	(0.61)%
Common equity to assets (GAAP)	7.13%	7.12%	7.08%	6.91%	6.98%

Return on average tangible common equity	Three months ended June 30,		Three months ended March 31,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Return on average tangible common equity (non-GAAP)	12.26%	12.48%	13.42%	11.63%	12.82%	12.02%
Effect to adjust for intangible assets	(1.51)%	(1.66)%	(1.72)%	(1.32)%	(1.61)%	(1.48)%
Return on average common equity (GAAP)	10.75%	10.82%	11.70%	10.31%	11.21%	10.54%

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,
Pre-tax, pre-provision earnings	2023	2023	2022	2023	2022
Pre-tax, pre-provision earnings (non-GAAP)	$4,433	$4,496	$3,872	$8,929	$8,025
Effect to adjust for pre-tax, pre-provision earnings	(1,106)	(1,033)	(742)	(2,139)	(1,406)
Net Income (GAAP)	$3,327	$3,463	$3,130	$6,790	$6,619

	Three months ended		Six months ended
	June 30,		June 30,
Net interest margin excluding PPP Loans	2023	2022	2023	2022
Net interest margin excluding PPP loans (non-GAAP)	3.00%	2.90%	3.08%	2.88%
Effect to adjust for PPP loans	0.00	0.00	0.00	0.01
Net interest margin (GAAP)	3.00%	2.90%	3.08%	2.89%

	Three months ended		Six months ended
	June 30,		June 30,
Net interest margin on a tax-equivalent basis excluding PPP Loans	2023	2022	2023	2022
Net interest margin on a tax-equivalent basis excluding PPP loans (non-GAAP)	3.02%	2.93%	3.11%	2.91%
Effect to adjust for PPP loans	0.00	0.00	(0.01)	0.01
Net interest margin on a tax equivalent basis (GAAP)	3.02%	2.93%	3.10%	2.92%

	June 30,	March 31,	Growth	Annualized Growth
Loans and loan growth	2023	2023	Dollars	Rate
Non-PPP Loans and Related Credit Facilities (non-GAAP)	$1,031,986	992,520	39,466	15.9%
PPP Related Credit Facilities	0	0	0	0%
Non-PPP Loans (non-GAAP)	$1,031,986	$992,520	$39,466	15.9%
PPP Loans	179	200	(21)	(42.1)%
Total Loans (GAAP)	$1,032,165	$992,720	$39,445	15.9%

	June 30,	June 30,	Growth	Annualized Growth
Loans and loan growth	2023	2022	Dollars	Rate
Non-PPP Loans and Related Credit Facilities (non-GAAP)	$1,031,986	916,082	115,904	12.7%
PPP Related Credit Facilities	0	0	0	0%
Non-PPP Loans (non-GAAP)	$1,031,986	$916,082	$115,904	12.7%
PPP Loans	179	250	(71)	(28.4)%
Total Loans (GAAP)	$1,032,165	$916,332	$115,833	12.6%

Certain financial information presented above is determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures include “Tangible book value per common share,” “Tangible common shareholders’ equity to tangible assets,” “Tangible book value per common share excluding accumulated other comprehensive loss,” “Tangible common shareholders’ equity to tangible assets excluding accumulated other comprehensive loss,” “Return on average tangible common equity,” “Pre-tax, pre-provision earnings,” “Net interest margin excluding PPP Loans,” “Net interest margin on a tax-equivalent basis excluding PPP Loans,” “Non-PPP Loans and Related Credit Facilities,” and “Non-PPP Loans.”

•	“Tangible book value per common share” is defined as total equity reduced by recorded intangible assets divided by total common shares outstanding.
•	“Tangible common shareholders’ equity to tangible assets” is defined as total common equity reduced by recorded intangible assets divided by total assets reduced by recorded intangible assets.
•	“Tangible book value per common share excluding accumulated other comprehensive loss” is defined as total equity reduced by recorded intangible assets and accumulated other comprehensive loss divided by total common shares outstanding.

•	“Tangible common shareholders’ equity to tangible assets excluding accumulated other comprehensive loss” is defined as total common equity reduced by recorded intangible assets and accumulated other comprehensive loss divided by total assets reduced by recorded intangible assets and accumulated other comprehensive loss.
•	“Return on average tangible common equity” is defined as net income on an annualized basis divided by average total equity reduced by average recorded intangible assets.
•	“Pre-tax, pre-provision earnings” is defined as net interest income plus non-interest income, reduced by non-interest expense.
•	“Net interest margin excluding PPP Loans” is defined as annualized net interest income less annualized interest income on PPP Loans divided by average earning assets less the average balance of PPP Loans.
•	“Net interest margin on a tax-equivalent basis excluding PPP Loans” is defined as annualized net interest income on a tax-equivalent basis less annualized interest income on PPP Loans divided by average earning assets less the average balance of PPP Loans.
•	“Non-PPP Loans and Related Credit Facilities” is defined as Total Loans less PPP Related Credit Facilities and PPP Loans.
•	“Non-PPP Loans” is defined as Total Loans less PPP Loans.
•	“Non-PPP Loans and Related Credit Facilities Growth - Dollars” is calculated by taking the difference between two time periods compared for Total Loans less PPP Loans and PPP Related Credit Facilities. “Non-PPP Loans and Related Credit Facilities – Annualized Growth Rate” is calculated by (i) dividing “Non-PPP Loans and Related Credit Facilities Loan Growth - Dollars” by the number of days between the two time periods compared (ii) times the number of days in the year (iii) divided by the prior time period Non-PPP Loans and Related Credit Facilities balance.
•	“Non-PPP Loans Growth - Dollars” is calculated by taking the difference between two time periods compared for Total Loans less PPP Loans. “Non-PPP Loans – Annualized Growth Rate” is calculated by (i) dividing “Non-PPP Loans Loan Growth - Dollars” by the number of days between the two time periods compared (ii) times the number of days in the year (iii) divided by the prior time period Non-PPP Loans balance.

Our management believes that these non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare our operating results from period-to-period in a meaningful manner. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results as reported under GAAP.